PRESS RELEASE

Media Contact:

Scuzscon Walker
Verticalnet, Inc.
Ph: 610-695-2301
swalker@verticalnet.com

Verticalnet CFO Gene Godick Leaves Company

For New Venture

Jonathan Cohen Named Chief Accounting Officer

Malvern, PA, December 7, 2006 – Verticalnet, Inc. (Nasdaq:VERT), a leading provider of on demand supply management solutions, today announced that Verticalnet EVP and Chief Financial Officer Gene S. Godick has resigned from Verticalnet effective December 1, 2006. Godick resigned his position to purchase and serve as chief executive officer for an apparel company based in the Philadelphia area.

Verticalnet Controller Jonathan T. Cohen has been named Chief Accounting Officer and Godick has been retained by the Company as a consultant to assist in the transition for the next several months. Cohen has served as Verticalnet’s Controller since 2003 with primary responsibility for the Company’s accounting operations and financial reporting.

Cohen’s public accounting background includes an account manager position with Deloitte & Touche as well as five years as a senior auditor with Fishbein & Company. In addition to his public accounting experience, Cohen has held senior accounting positions with both publicly traded and privately held companies. Cohen, a Certified Public Accountant in the Commonwealth of Pennsylvania, received a bachelor’s degree from Hartwick College and an MBA with a concentration in Finance from LaSalle University.

“It has been a pleasure for me to serve as Verticalnet’s CFO for over seven years in two separate stints,” said Godick. “While there are exciting prospects ahead for Verticalnet, I could not pass up a unique opportunity to expand my skill set as a business owner and CEO. I am grateful for the experiences that I have had at Verticalnet, and I look forward to following the Company’s continued progress from the sidelines. Jon and I have worked very closely over the last several years and I am quite confident that Jon will have a smooth transition into his new position.”

“Gene has been a tremendous asset to Verticalnet — from taking the Company public in 1999, to helping to restructure the Company since his return to Verticalnet in 2003,” said Nathanael V. Lentz, Verticalnet’s president and CEO. “I thank Gene for his contributions and wish him well in his new role. Jon Cohen has been our Controller since 2003, and is well prepared to take on the role of Chief Accounting Officer. Gene’s continued involvement with Verticalnet in a consulting role will ease the transition and speaks to the strength of our relationship even as Gene moves on to a new and exciting opportunity.”

About Verticalnet
Verticalnet is a leading provider of supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping leading Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise.

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To learn more, please visit us at www.verticalnet.com

Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC